PROSPECTUS SUPPLEMENT No. 8	Filed Pursuant to 424(b)(7)
(To Prospectus dated April 13, 2007)	Registration Number 333-142118

Alexandria Real Estate Equities, Inc.

482,050 Shares Common Stock

This prospectus supplement supplements and amends the prospectus dated April 13, 2007, as supplemented by prospectus supplement no. 1 dated May 7, 2007, by prospectus supplement no. 2 dated June 21, 2007, by prospectus supplement no. 3 dated August 1, 2007, by prospectus supplement no. 4 dated September 18, 2007, by prospectus supplement no. 5 dated October 29, 2007, by prospectus supplement no. 6 dated December 10, 2007, and as further supplemented by prospectus supplement no. 7 dated January 8, 2008,  relating to the resale from time to time by certain selling stockholders of shares of our common stock that may be issued under certain circumstances upon the conversion of our 3.70% Convertible Senior Notes due 2027.

You should read this prospectus supplement in conjunction with the prospectus and prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5, prospectus supplement no. 6 and prospectus supplement no. 7.  This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it.  This prospectus supplement is qualified by reference to the prospectus, and prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5, prospectus supplement no. 6 and prospectus supplement no. 7, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5, prospectus supplement no. 6 and prospectus supplement no. 7.

You should carefully read and consider the risk factors that we have described in “Risk Factors” on page 2 of the prospectus before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 6, 2008.

The information in the table appearing under the caption “Selling Stockholders” commencing on page 15 of the prospectus, as supplemented by prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5, prospectus supplement no. 6, prospectus supplement no. 7 and is further supplemented and amended by adding the information below with respect to selling stockholders not previously listed in the prospectus, or in any amendments or supplements thereto, and by superseding the information with respect to selling stockholders listed below as of or prior to the date of this prospectus supplement.

Name	Number of shares beneficially owned prior to the offering	Percentage of shares beneficially owned prior to the offering (1)	Number of shares offered hereby	Number of shares beneficially owned following the offering (2)	Percentage of shares beneficially owned following the offering (3)
KBC Financial Products USA Inc. (4)	135,896	*	135,896	—	—
Focused Sicav – Convert Global EUR	115,045	*	115,045	—	—
Bayerische Hypo and Vereinsbank AG	101,810	*	101,810	—	—
Allstate Insurance Company	72,725	*	23,925	48,800	*
UBS (Lux) Institutional Fund – Global Convertible Bonds	69,231	*	69,231	—	—
Allstate Life Insurance	65,599	*	16,799	48,800	*
UBS (Lux) Bond Sicav Convert Global USD B	12,217	*	12,217	—	—
BPER International Sicav – Global Convertible Bond EUR	7,127	*	7,127	—	—

*                      Less than 1.0%

(1)              Based on a total of 32,016,346 shares of our common stock outstanding as of January 31, 2008. Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on a maximum conversion rate of 10.1810 shares of our common stock per $1,000 principal amount at maturity of the 2027 notes. This maximum conversion rate reflects a cash dividend for stockholders of record as of the close of business on July 2, 2007, October 1, 2007, and January 2, 2008. This conversion rate is subject to further adjustment, however, as described in the prospectus under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)              Assumes the selling stockholder sells all of its shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus.

(3)              Additional selling stockholders not named in the prospectus, including any amendments or supplements to it, or this prospectus supplement will not be able to use the prospectus for resales until they are named in the selling stockholders table by prospectus supplement or post-effective amendment.

(4)              The selling stockholder is a registered broker-dealer and consents to being named as an underwriter.